Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 4 to Registration Statement No. 333-106829 on Form S-4 of Palm, Inc. of our report dated June 20, 2003, except for Note 20, which is as of August 29, 2003, appearing in the Annual Report on Form 10-K of Palm, Inc. for the year ended May 31, 2003 and to the references to us under the headings “Palm, Inc. Summary Selected Historical Condensed Consolidated Financial Data” and “Experts” in such joint proxy statement/prospectus which is part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

San Jose, CA

September 24, 2003